UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2012

BROWNIE’S MARINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-99393	90-0226181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311

(Address of Principal Executive Office) (Zip Code)

(954) 462-5570

(Registrant’s telephone number, including area code)

_____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 18, 2011, the Company’s wholly owned subsidiary, Trebor Industries, Inc., entered into a Forbearance Agreement with Branch Banking and Trust Company (“BBT”) for the promissory note in the principal amount of $1,000,000 in favor of BBT (the “Term Loan”) and the promissory note in the principal amount of $199,991 in favor of BBT (the “Second Note”). The Term Loan and Second Note are collectively referred to as the “Secured Notes”. The Secured Notes are secured by the Company's Fort Lauderdale facilities (the “Facilities”) and personally guaranteed by the Company’s chief executive officer. As previously disclosed, the Company failed to bring the Secured Notes current and in January 2011 BBT accelerated the full principal and accrued interest due under the Secured Notes, as well as initiated collection and legal action. The Forbearance Agreement effectively extended the maturity date of the Secured Notes to May 22, 2012. The Secured Notes were consolidated under a Consolidated and Restated Promissory Note in the principal amount of $1,053,993, effective November 22, 2010, (the “Consolidated Note”). The maturity date of the Consolidated Note was May 22, 2012. The interest rate on the Consolidated Note was 7.5% per annum.

On or about April 27, 2012, the Company received a default notice from BBT under its Forbearance Agreement and the Consolidated Note. BBT subsequently received judgment of foreclosure, as the 17th Judicial Circuit of the Circuit Court of Broward County awarded BBT a final judgment in the amount of $1,123,269.30. On August 16, 2012 the Facilities were sold through a court ordered auction for approximately $824,000, an amount approximately $300,000 less than the final judgment amount. Until the entire final judgment amount is satisfied, there can be no assurance that BBT will not take possession of certain of the Company’s assets to satisfy the judgment. Further, because this may be considered a default under the terms and conditions of the Company’s convertible debentures, there can be no assurance that other lenders may not accelerate as due immediately the full outstanding principal, interest and related default penalties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: August 20, 2012	By:	/s/ Robert Carmichael
Robert Carmichael Chief Executive Officer